UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2026
Biohaven Ltd.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-41477	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Biohaven Pharmaceuticals, Inc.
215 Church Street
New Haven, Connecticut 06510
(Address of principal executive offices, including zip code)
(203) 404-0410
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, no par value	BHVN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Collaboration and License Agreement
On October 8, 2026, Biohaven Ltd., together with its wholly owned subsidiaries (the “Company”), entered into a Collaboration and License Agreement (the “License Agreement”) with Ono Pharmaceutical Co., Ltd. (“Ono”). Pursuant to the License Agreement, the Company granted Ono an exclusive, royalty-bearing license, with the right to grant sublicenses subject to the terms of the License Agreement, to develop and commercialize the Company’s MoDE™ pan IgG degrader portfolio, led by BHV-1300 and including next-generation follow-on degraders BHV-1310 and BHV-1320, in Japan, South Korea, Taiwan and the countries of the Association of Southeast Asian Nations (the “Licensed Territory”), subject to the terms of the License Agreement. The Company retains all rights to the licensed portfolio outside the Licensed Territory, including in the United States, Europe and China.
Under the License Agreement, Ono will pay the Company a one-time, non-creditable and non-refundable upfront payment of $80 million upon closing and another $20 million upon a milestone achievement, following Ono’s receipt of specified stability test results and subject to Ono’s election to continue development and commercialization of the licensed compounds and products in the Licensed Territory. If Ono elects not to continue the program after receipt of specified stability test results in accordance with the License Agreement, the License Agreement will terminate and the milestone achievement payment will not become payable.
In addition, Ono will pay the Company royalties of approximately 20% on net sales of licensed products in the Licensed Territory, subject to specified reductions and adjustments.
Ono is generally responsible, at its own expense, for development, regulatory activities and commercialization of the licensed compounds and products in the Licensed Territory and is required to use commercially reasonable efforts to conduct these activities. The Company will continue to conduct specified ongoing studies and development activities, with Ono funding specified activities conducted in the Licensed Territory and sharing specified costs of global clinical studies.
The License Agreement contains specified restrictions on each party’s activities involving competing IgG degraders and provides Ono with a right of first negotiation with respect to certain follow-on compounds in the Licensed Territory.
Unless earlier terminated, the License Agreement will continue until the expiration of all applicable royalty terms. Ono may terminate the License Agreement, in whole or on a product-by-product or country-by-country basis, for convenience upon specified prior written notice. The parties also have specified termination rights, including for uncured material breach and specified bankruptcy or insolvency events. The Company has additional termination rights for certain cessations of development and specified patent challenges. Upon termination, the applicable license rights granted to Ono will terminate, subject in specified circumstances to limited rights to sell existing inventory. The License Agreement also provides for specified transition and reversion rights in favor of the Company relating to regulatory filings, clinical trials and intellectual property.
The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On October 8, 2026, the Company issued a press release announcing the transaction contemplated by the License Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated in this Item 7.01 by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1*†	Collaboration and License Agreement, dated as of October 8, 2026, by and between Biohaven Pharmaceuticals, Inc. and Ono Pharmaceutical Co., Ltd.
99.1
Press Release, dated October 8, 2026, “Biohaven Enters Strategic Licensing Agreement with Ono Pharma for Extracellular IgG Degraders in Japan and Select Asian Regions, Lead Candidate BHV-1300 in Phase 3 for Graves' Disease.”

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.
* Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.
† Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the Company customarily and actually treats as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 15, 2026

Biohaven Ltd.

By:	/s/ Matthew Buten
Matthew Buten
Chief Financial Officer

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